EXHIBIT 10.1

TRANSITION AND TERMINATION AGREEMENT

THIS TRANSITION AND TERMINATION AGREEMENT (this "Agreement") is dated as of June 9th, 10 (the "Effective Date") and is by and between the closed company with limited liability under Dutch law IGT—Europe B.V., with corporate seat at Amsterdam and offices at (2131 HC) Hoofddorp, Bijlmermeerstraat 30, (the "Company"), and Mr. Paulus Johannes Cornelis Aloysius Karskens, born on 12 August 1952 at Amsterdam and residing at (3581 SV) Utrecht, Wolter Heukelslaan 70, (the "Executive").

WHEREAS, the Executive has been employed by the Company as of 15 November 1993 in the position of Managing Director;

WHEREAS the Executive has been appointed statutary director ("statutair bestuurder") of the Company by the Company's sole shareholder International Game Technology (the "Shareholder"), a Nevada corporation, as per 15 November 1993 in a resolution of 13 October 1993;

WHEREAS, the Shareholder has informed the Executive that it wishes to make a change in the Company's management in view of new future developments and that it wishes to transition the international business, for which reasons it would like to come to a termination agreement with the Executive, the terms of which to be taking into consideration the long and outstanding performance of the Executive;

WHEREAS, the Company considers it important and its best interest to foster the transition of employment of key management personnel and desires to retain the services of the Executive to that effect on the terms and subject to the conditions in this Agreement; and

WHEREAS, the Executive has expressed his willingness to continue his employment with the Company through March 31, 2011 and to render services to the Company and the Shareholder on the terms and subject to the conditions in this Agreement;

NOW, THEREFORE, in consideration of the premises and the respective undertakings of the Company and the Executive set forth below, the Company and the Executive agree as follows:

1.            Certain Defined Terms. The following terms have the following meanings when used in this Agreement.

(a)       "Accrued Compensation" means, as of any date, (1) the unpaid amount, if any, of the Executive's previously earned base salary, (2) the unpaid amount, if any, of the bonus earned by the Executive for the year preceding the year in which the Executive's employment is terminated, and (3) such additional payments or benefits, if any, earned by the Executive under and in accordance with any employee plan, program or arrangement of or with the Company or an Affiliate (other than this Agreement).

(b)       "Affiliate" means an entity at least 50% of the voting, capital or profits interests of which are owned directly or indirectly by the Company or the Shareholder.

(c)       "Cause" means the Executive's: (1) willful and material failure to perform the duties under the Executive's employment with the Company (other than any such failure due to the Executive's physical or mental illness), or the Executive's willful and material breach of the Executive's obligations to the Company or any Affiliate arising out of the Executive's employment, in each case following the Executive's receipt of written notice thereof from the Company; (2) engaging in willful and serious misconduct that has caused or is reasonably expected to result in material injury to the Company; (3) being convicted of. or entering a plea of guilty or nolo contendre to, a crime that constitutes a felony; (4) failure or inability to obtain or retain any governmental approval, license or authorization required to be obtained or retained by the Executive in any jurisdiction in which the Company or an Affiliate does or proposes to do business, which failure has or would reasonably be expected to have a material detrimental effect on the Executive's ability to perform the duties of the Executive's employment; or (5) embezzlement, fraud or misappropriation of the property or assets of the Company or an Affiliate. The Company, acting in its own discretion, will be responsible for determining whether particular conduct constitutes "Cause" for the purposes of this Agreement.

(d)       "Pro Rata Bonus" means the Executive's annual target bonus opportunity, expressed as a percentage of the Executive's base salary, for the fiscal year in which the Executive's employment terminates, multiplied by a fraction, the numerator of which is the number of days elapsed from the beginning of such fiscal year until the date the Executive's employment terminates, and the denominator of which is 365.

(e)       "Release" shall mean a written release, discharge and covenant not to sue entered into by the Executive on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, of and in favor of the Company, its parent (if any), the Company's subsidiaries and affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, members, representatives, assigns, and successors, past and present, and each of them (the "releasees"), with respect to and from any and all claims, wages, demands. rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations. debts, costs, expenses, attorneys' fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he may then own or hold or he at any time theretofore owned or held or may in the future hold as against any or all of said releasees, arising out of or in any way connected with the Executive's employment relationship with the Company and each of its subsidiaries with which the Executive has had such a relationship, or the termination of his employment or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said releasees, or any of them, committed or omitted prior to the date of such release including, without limiting the generality of the foregoing, any claim under any federal, state or local law or regulation, and any other claim for severance pay, bonus or incentive pay, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, medical expenses, or disability (except that such release shall not constitute a release of any Company obligation to the Executive that may be due to the Executive upon the Company's receipt of such release or any obligations referred to in paragraph 5). The Release shall also contain the Executive's warrant that he has not theretofore assigned or transferred to any person or entity, other than the Company, any released matter or any part or portion thereof and that he will defend, indemnify and hold harmless the Company and the aforementioned releasees from and against any claim (including the payment of attorneys' fees and costs actually incurred whether or not litigation is commenced) that is directly or indirectly based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

(f)    "Shareholder" means International Game Technology, a Nevada corporation, and any successor thereto.

2.            Term. The "Term" shall, unless sooner terminated as provided herein, commence on the Effective Date and end at the close of business on March 31, 2011.

3.            Employment during Term. The Company shall continue to employ the Executive in the position of Managing Director of the Company until the close of business on September 30, 2010, and the Executive accepts such employment for such period.

On October 1, 2010, the Executive will tender his written resignation as statutory director of the Company to the Shareholder. The Executive's employment by the Company will however continue to be in force for the consecutive duration of the Term. For the duration of the Term, Executive will be employed by the Company as an Executive Advisor.

Executive agrees to perform services for the Company, for the Term and upon the other terms and conditions set forth in this Agreement. Without otherwise limiting the role of the Executive, the Executive shall be responsible for:

·	collaborating and working with the President and Chief Executive Officer of the Shareholder;

·	participating as necessary in pertinent legal actions involving the Company;

·	assisting and supporting the President and Chief Executive Officer of the Shareholder in transitioning the international business;

·	at the request of and in consultation with the President and Chief Executive Officer of the Shareholder, taking on special projects for the Company in furtherance of its business objectives;

·
at the request of and in consultation with the President and Chief Executive Officer of the Shareholder, taking on public affairs and promotional assignments, including representing the Company in meetings and industry events, delivering speeches and presentations, meeting with regulators and representing the company with customers and clients;

·	providing advice, counsel and input on key company decisions; and

·	providing such other services and tasks from time to time as requested by the President and Chief Executive Officer of the Shareholder.

The Executive will devote his full business time and efforts to the extent required to the performance of the Executive's duties and responsibilities under this Agreement and to the business and affairs of Company, its subsidiaries and affiliates. The Executive may engage in personal, charitable, professional and investment activities to the extent such activities do not materially conflict or interfere with the Executive's duties and obligations under this Agreement or the Executive's ability to perform his duties and responsibilities under this Agreement. During the Term, the Executive shall not serve on the board of directors (or similar governing body) of any other business entity without the prior approval of the President and Chief Executive Officer of the Shareholder. The Executive shall resign from any such board of directors (or similar governing body) on which he may serve (even if such service has been approved by the President and Chief Executive Officer of the Shareholder) if the Executive's activities on such board (or other body) conflict or interfere with the performance of the Executive's duties for the Company.

4.            Compensation.

4.1    Base Salary. As compensation in full for the services to be rendered by the Executive under this Agreement during the Term, the Company shall pay to the Executive a base salary ("Base Salary") at an annualized rate of Four Hundred Forty One Thousand Six Hundred Twenty Five Euros (441.625) per year. Such Base Salary shall be paid in accordance with the Company's normal payroll procedures and policies.

4.2    Bonus Opportunity. The Executive will continue to participate in the Management Bonus Plan under the current conditions and corporate financial performance metrics for fiscal year 2010. The Executive's current bonus target for fiscal year 2010, is 75% of his base annual salary and his maximum bonus is 150% of his base annual salary.

4.3    Participation in Benefit Plans. During the Term, the Executive shall also be entitled to participate in all employee benefit plans or programs of the Company to the extent that his position, title, tenure, salary, age, health and other qualifications make him eligible to participate in accordance with the terms of the applicable plans or programs. The Company does not guarantee the adoption or continuance of any particular employee benefit plan or program during the Term, and the Executive's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto and as amended from time to time.

4.4    Withholding Taxes. The Company may withhold from any compensation or other benefits payable under this Agreement all taxes or social security contributions as shall be required to be withheld pursuant to any applicable law or governmental regulation or ruling.

5.            Severance.  Subject to the provisions hereof, upon termination of the Executive's employment with the Company and its Affiliates, other than a termination for Cause, the Executive (or the Executive's beneficiary, as the case may be) will be entitled to receive the applicable severance payments and benefits (if any) described in this Section.

(a)    The Executive (or the Executive's beneficiary, as the case may be) shall receive the following payments and benefits:

Accrued Compensation;

Pro Rata Bonus to the extent that Executive successfully achieved his Executive Advisor MBOs, such Executive Advisor MBOs and the measurement thereof to be discussed and agreed upon between Executive and the President and Chief Executive Officer of the Shareholder. In the event a Pro Rata Bonus is paid, it shall be payable in a single sum payment within 30 days following March 31, 2011;

An amount equal to 1.0 times the Executive's highest annual rate of base salary at any time during the preceding 24 months, payable in a single sum payment on October 1, 2011 into the pension company (Ocior BY) of the Executive. Such payment will be made by the Company without any withholdings, provided the Executive can timely show adequate proof that the tax authorities have seen and approved of the underlying documentation of such payment as qualifying for the exemption of article 11 paragraph 1 sub e of the Wage tax Act 1964 and provided the payment into Ocior BV does not lead to any additional costs or risks for the Company; and

Accelerated vesting of outstanding equity incentive awards (including, without limitation, stock options and time-based restricted stock) based upon the additional vesting that would have been earned if the Executive's employment had continued for an additional year.

(b)    Termination for Cause. If the Executive's employment with the Company and its Affiliates terminates for Cause, then the Executive shall he entitled to receive any Accrued Compensation, subject to set off for amounts owed by the Executive to the Company or an Affiliate, and nothing more.

The Executive agrees that the payments contemplated by Section 5 shall constitute the exclusive and sole remedy for any termination of his employment and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. The Company and Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement. All amounts paid to the Executive pursuant to Section 5 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages.

6.            Successors and Beneficiaries.

6.1    Successors and Assigns of the Company. The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company and its subsidiaries taken as a whole, expressly and unconditionally to assume and agree to perform or cause to be performed the Company's obligations under this Agreement. In any such event, the term "the Company," as used herein shall mean the Company, as defined in Section 1 hereof, and any such successor or assignee. The Executive acknowledges and agrees that this Agreement shall be fully enforceable by the Company's successor or assignee.

6.2    The Executive's Beneficiary. For the purposes hereof, the Executive's beneficiary will be the person or persons designated as such in a written beneficiary designation filed with the Company, which may be revoked or revised in the same manner at any time prior to the Executive's death. In the absence of a properly filed written beneficiary designation or if no designated beneficiary survives the Executive, the Executive's beneficiary hereunder will be deemed to be the Executive's surviving spouse, if any, or, if none, the Executive's estate.

7.   Confidential information. Except as provided below, the Executive shall not, during the Term, or at any time thereafter, divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Shareholder, the Company, or any of its respective affiliates) any confidential or secret knowledge or information of the Company which the Executive has acquired or become acquainted with or will acquire or become acquainted with prior to the termination of the period of his employment by the Company (including employment by the Company or any affiliated or predecessor companies prior to the date of this Agreement), whether developed by himself or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, any customer or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential information or secret aspects of the business of the Company. The Executive acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company and its affiliates would be wrongful and would cause irreparable harm to the Company. Both during and after the Term, the Executive shall refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by the Executive. The foregoing obligations of confidentiality shall not, however, limit the Executive's disclosure of information (l) to the extent necessary to comply with government disclosure requirements or other applicable laws, (2) pursuant to subpoena or order of any judicial, legislative, executive, regulatory or administrative body, or for the Executive to enforce the Executive's rights under this Agreement, (3) to employees, advisors, counsel, financial advisors and other third parties as may be necessary and appropriate in connection with the proper performance and enforcement of this Agreement; and (4) pursuant to the Executive's normal reporting procedures as an executive of a publicly traded company (e.g., pursuant to Sarbanes-Oxley requirements or otherwise).

8.            Ventures. If, during the Term, the Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties, all rights with respect to such project, program or venture shall belong to the Company. Except as approved by the President and Chief Executive Officer of the Shareholder, the Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder's fee or other compensation in connection therewith other than the salary to be paid to the Executive as provided in this Agreement.

9.            Noncompetition Covenant

9.1    Agreement not to Compete. The Executive agrees that during the Term of this Agreement and, for the twelve (12) months following the Term, the Executive shall not, without the written consent of the President and Chief Executive Officer of the Shareholder, directly or indirectly, engage in competition with the Company or the Shareholder in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, stockholder, employee, member of any association, or otherwise) in any phase of the business which the Company or the Shareholder is conducting during the Term, including the design, development, manufacture, distribution, marketing, leasing, financing or selling of accessories, devices, or systems related to the products or services being sold by the Company or the Shareholder; provided, however, that nothing herein shall prevent the Executive from investing as less than a one-half percent (0.5%) stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system if such ownership is held indirectly through a mutual fund or similar investment.

9.2    Scope of Covenant. The obligations of the Executive under Section 9.1 shall apply to any geographic area in which the Company or the Shareholder has engaged in business during the Term.

9.3    Non-Solicitation. The Executive agrees that during the Term and for a period of twelve (12) months after the Term, he will not, without the prior written approval of the President and Chief Executive Officer of the Shareholder, hire, solicit or endeavor to entice away from the Company or, following termination of the Executive's employment, otherwise interfere with the relationship of the Company with any employee of the Shareholder, the Company or one of its subsidiaries who earned annually $75,000 or more as an employee of the Company or one of its subsidiaries during the last twelve months of the Executive's own employment by the Company, or any person or entity who was, within the then most recent prior 12-month period, a customer, supplier or contractor of the Shareholder, the Company or any of its affiliates.

10.           Resignation From Board and Officer Positions. On or before September 30, 2010, the Executive agrees to resign from (1) each and every board of directors (or similar body, as the case may be) of the Company and each of its affiliates on which the Executive may then serve (if any) and (2) each and every office of the Company and each of its affiliates that the Executive may then hold, and all positions that he may have previously held with the Company and any of its affiliates.

11.           Miscellaneous.

11.1    Governing if and Competent Court. This Agreement shall be governed by the laws of the Netherlands. Any dispute in relation to the Agreement shall be brought before the competent Dutch court.

11.2    No Waiver. No term or condition of this Agreement shall he deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

11.3    Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. The Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

11.4    Assignment. With the exception of the Executive's beneficiary designation, neither the Executive nor the Executive's beneficiary may pledge, transfer or assign in any way the right to receive payments or benefits hereunder, and any attempted pledge, transfer or assignment shall be void and of no force or effect.

11.5    Notices. All notices. requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (1) delivered by hand, (2) otherwise delivered against receipt therefor, or (3) sent by registered or certified mail, postage prepaid, return receipt requested. Any notice shall be duly addressed to the parties as follows:

If to the Company: IGT-Europe B.V. Bijlmermeerstraat 30 2131 HC Hoofddorp Attn.: COO of International Game Technology 6355 South Buffalo Drive Las Vegas, Nevada 89113	If to the Executive: Mr. P.I.C.A. Karskens Wolter Henkelslaan 70 3581 SV Utrecht

Copy to:
IGT
6355 South Buffalo Drive
Las Vegas, Nevada 89113
Attn.: Robert C. Melendres, Esq.

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the foregoing provisions. Any communication shall be effective when delivered by hand, when otherwise delivered against receipt therefor, or five (5) business days after being mailed in accordance with the foregoing.

11.6    Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in. this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

11.7    Provisions that Survive Termination. The provisions of Sections 1, 4.4, 5, 7, 8, 9 and 11 shall survive any termination of the employment agreement and lapsing of the Term.

11.8    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

11.9    Entire Agreement. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof (including, without limitation, the Indefinite Term Agreement effective November 15, 1993). Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

11.10    Release of Claims. Notwithstanding anything herein to the contrary, the Company may condition severance payments or benefits otherwise payable under this Agreement upon the execution and delivery by the Executive (or the Executive's beneficiary) of a general Release in favor of the Shareholder, the Company, its Affiliates and their officers, directors and employees, in such form as the Company may specify; provided, however, that no such Release will be required as a condition of the Executive's (or the beneficiary's) entitlement to Accrued Compensation.

11.11    Restoration. Any severance payments and benefits payable under this Agreement shall be subject to and conditioned upon the Executive's continuing compliance with any non- competition and non-disclosure obligations of the Executive to the Company and/or any Affiliate.

11.12    Co-Signature Shareholder. This Agreement is co-signed by the Shareholder as a confirmation of the Shareholder's approval of the entering into this Agreement between the Company and the Executive, as well as of the terms and conditions of this Agreement in as far as these affect, or relate to, the Shareholder.

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date set forth in the first paragraph.

and this Agreement is co-signed as per section 11.12:

INTERNATIONAL GAME TECHNOLOGY